Exhibit 10.18

                          Management Services Agreement

                                 By and between

         Azonic Corporation and Simmonds Mercantile and Management Inc.

This Management Services Agreement (this "Agreement") made as of the 1st day of October 2004, by and between AZONIC CORPORATION a Nevada Corporation (hereinafter "the Company'") and SIMMONDS MERCANTILE AND MANAGEMENT INC., a corporation incorporated under the laws of the province of Ontario (hereinafter the "Provider").

WHEREAS, the Company has the need for certain executive, accounting and financial reporting, corporate secretarial, human resources and other general management and administrative services relating to its operations, including personnel services, finance, accounting, and investor relations; and

WHEREAS, the Provider has agreed to provide such executive, accounting and financial reporting, corporate secretarial, human resources and other general management and administrative services relating to its operations, including personnel services, finance, accounting, and investor relations; and

WHEREAS, the Company has agreed to reimburse the Provider for the cost of such executive, accounting and financial reporting, corporate secretarial, human resources and other general management and administrative services relating to its operations, including personnel services, finance, accounting, and investor relations; and

NOW, THEREFORE, for and in consideration of the forgoing and the terms and conditions contained hereinafter, the parties hereto agree as follows:

1.0 Term.

The initial term of this Agreement shall be for a 2 (two) year period beginning and effective upon the closing of the purchase of certain assets from the Filippo Guani Revocable Trust (the "Initial Term"); provided, however, that the Company or the Provider may terminate this Agreement for cause at any time. The Company may also terminate this Agreement without cause on 90 days prior written notice, provided that the Company will be obligated to pay the lesser of: a) 6
(six) months fees or b) the remainder due under the Initial Term (provided that the Company's failure to renew the Initial Term or any extension thereof shall not constitute a termination by the Company for purposes of this sentence). This agreement will automatically renew for successive terms of 1 (one) year unless 60 days prior written notice is provided to either party of intent to terminate this agreement. As used herein, "cause" shall mean either the Company's failure to timely make the payments specified in Section 3.0 hereof or the Provider's failure to competently perform the services specified in Section 2.0 hereof, as applicable, in each case after notice from one party to the other setting forth the grounds on which the initiating party believes that this Agreement should be terminated for cause and providing the other party with a reasonable opportunity to cure any such deficiencies to the extent that such deficiencies are curable.

2.0 Services.

      2.1 The Provider agrees to provide, and the Company agrees to accept, executive, accounting and financial reporting, corporate secretarial, human resources and other general management and administrative services relating to its operations, including personnel services, finance, accounting, and investor relations, described in Exhibit A attached hereto and as otherwise mutually agreed by the Provider and the Company (the "services").

      2.2. If not otherwise agreed, the specification of particular methods for rendering the Services and the assignment of personnel therefor will be determined by the Provider in such manner as in the Provider's judgement will best serve the objectives indicated by the Company. Such methods may include, but are not limited to: (a) remote consulting (by telephone, fax, E-
mail, video conferencing, etc.); (b) written advice; (c) participation in meetings, seminars and workshops; (d) secondment of employees for specific activities; (e) supply of technical materials, studies and other information;
(f) introduction to persons, firms/companies which may be of interest to the Company; and (g) other means mutually agreed upon from time to time.

3.0 Compensation.

In consideration for the Services, the Company shall pay the Provider a fee of $20,000 per month, payable in advance for each calendar month during the Initial Term or any extension thereof. The Company shall also reimburse the Provider for its reasonable out-of-pocket expenses incurred in connection with the Services, payable upon delivery of the Provider's invoice therefor.

4.0 Obligations.

      4.1 The Company agrees to fully cooperate with the Provider and to supply the Provider with any and all information reasonably necessary to enable the Provider to perform the Services hereunder, in such form as may be reasonably requested. The Company will give the Provider representatives' free access to any and all sources of information reasonably necessary to enable the Provider to satisfactorily perform the Services; provided that the Provider shall not, and shall not permit any of its representatives, employees or agents to, disclose any such information to any third party except to the extent necessary to enable the Provider to perform the services or to the extent required by applicable law.

      4.2 The Provider agrees to fully cooperate with the Company and to supply the Company with any and all information reasonably necessary to enable the Company to meet its legal and tax requirements.

5.0 Liability.

The Provider shall have no liability to the Company except to the extent of the actual damages (excluding lost profits or special or punitive damages) suffered by the Company as a direct result of the gross negligence or greater culpability of the Provider.

6.0 Indemnity.

The Company shall indemnify the Provider and its officers, directors, employees, independent contractors, agents and representatives, in their capacities as such (each, an "Indemnified Party"), against and hold them harmless from and any all damage, claim, loss, liability and expense (including, without limitation, reasonable attorneys' fees and expenses) incurred or suffered by any Indemnified Party arising out of or relating to the Services, except to the extent that such damage, claim, loss, liability or expense is found in a final non-appeal able judgement to have resulted from the Provider's gross negligence or willful misconduct.

7.0 Notices.

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be (i) sent by registered or certified mail, return receipt requested, (ii) hand delivered, (iii) sent by electronic mail, or
(iv) sent by prepaid overnight carrier, with a record of receipt, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

(i)   if to the Provider at:
      Simmonds Mercantile and Management Inc.
      13980 Jane Street

      King City, Ontario L7B A3
      Attention: John G. Simmonds, CEO

(ii)  if to the Company at:
      Azonic Corporation
      7 Dey Street, Suite 900
      New York, NY 10007
      Attention: Gregory Laborde

Each notice or communication shall be deemed to have been given on the date received.

8.0 Miscellaneous Provisions.

      8.1 This Agreement contains the complete understanding of the parties hereto and there are no understandings, representations, or warranties of any kind, express or implied not specifically set forth herein. This Agreement may be amended only by written documents signed by duly authorized representatives of each of the parties hereto.

      8.2 This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York.

      8.3 This Agreement may be executed in separate original or facsimile counterparts, each of which shall be deemed an original and both of which taken together shall constitute a single agreement.

      8.4 This Agreement shall be for the benefit of the Provider and the Company and shall be binding upon the parties and their respective successors and permitted assigns.

      8.5 Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reasons whatsoever, such term or provision shall be enforced to the maximum extent permitted by law and, in any event, such illegality or invalidity shall not affect the validity of the remainder of the Agreement.

      IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first above written.

      AZONIC CORPORATION

     Per:________________________________________
     Gregory Laborde


     SIMMONDS MERCANTILE AND MANAGEMENT INC.

     Per:________________________________________
     John G. Simmonds

EXHIBIT A

The Services to be rendered under this Agreement may include, without limitation, the following:

1. Assistance, advice and support in strategic policy, preparation of regular operating reviews, attendance at board meetings and the provision of operations consultancy and support;

2. Assistance, advice and support in business organization, administration and logistics;

3. Assistance, advice and support in business development, marketing, promotion, advertising and investor relations;

4. Assistance, advice and support in human resources and training, including personnel recruitment, training and management as well as advice and assistance in human resource policies and procedures; also to engage and remunerate executive, secretarial, clerical and other non-executive staff and make them available to the Company. This may include making available the services of existing executive personnel.

5. Assistance and advice in financial matters, including access to funds, cooperation with banks, cash management and treasury management;

6. Assistance, advice and support in communications with the United States Securities and Exchange Commission;

7. Assistance, advice and support in negotiating agreements with third parties;

8. Provider may make available to the Company the services of such Provider's directors or executives for any purposes of the business including taking up appointments as directors, whether executive or non-executive, of the Company.

9.    Specifically under this agreement the Provider will include the following:

o The following executives and appropriate responsibilities and obligations those positions hold:

Chief Executive Officer            - John Simmonds
Chief Financial Officer            - Gary Hokkanen
Corporate Secretary                - Carrie Weiler

Should it be determined that the Company requires additional services and human resources, the Company and the Provider upon mutual consent may amend this Agreement to incorporate any additions and fees associated with the amendments.